EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-06741 and No. 333-109777) pertaining to the WesBanco, Inc. KSOP of our report dated June 3, 2005, with respect to the financial statements of the WesBanco, Inc. KSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
June 21, 2006
Pittsburgh, Pennsylvania